                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  Certegy Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    156880106

                                 (CUSIP Number)

                                December 31, 2001

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

General Electric Pension Trust
I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      [ ]
(b)      [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 1,898,700
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.
                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 1,898,700
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,898,700
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.8%(7.0% if aggregated with the shares beneficially owned by other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         EP
--------------------------------------------------------------------------------

                                    2 of 17

CUSIP No. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and Investment Adviser to certain other entities and accounts
I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)    [ ]
(b)    [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                2,694,767
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 1,898,700
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 2,694,767
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 1,898,700
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,593,467
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.7%(7.0% if aggregated with the shares beneficially owned by other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IA, CO
--------------------------------------------------------------------------------

                                    3 of 17

CUSIP NO. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

General Electric Company
I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

         [X] Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not Applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
--------------------------------------------------------------------------------

                                    4 of 17

CUSIP NO. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc.
         I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  [ ]
(b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
        |X|  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
--------------------------------------------------------------------------------

                                    5 of 17

CUSIP NO. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Frankona Ruckversicherungs AG
         I.R.S. #
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  [ ]
(b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                119,400.5
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 None
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 119,400.5
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         119,400.5
--------------------------------------------------------------------------------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.2% (7.0% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO
--------------------------------------------------------------------------------

                                    6 of 17

CUSIP NO. 156880106
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Mortgage Insurance Corporation
         I.R.S. #
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) [ ]
(b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of North Carolina
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                63,200
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 None
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 63,200
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         63,200
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%(7.0% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        CO, IC
--------------------------------------------------------------------------------

                                    7 of 17

INTRODUCTORY NOTE: This Statement on Schedule 13G is filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI") and GE Frankona Ruckversicherungs AG, a company organized under the laws of the Federal Republic of Germany and an indirect wholly owned subsidiary of GECS ("GEFR") (the "Schedule 13G"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 1,898,700 shares of Common Stock of Certegy Inc. (the "Issuer") owned by GEPT and of 2,694,767 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT, GECS, GEMI and GEFR each expressly disclaim that they are members of a "group." GECS disclaims beneficial ownership of all shares held by GEFR and GEMI. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

Item 1(a)         Name of Issuer

                  Certegy Inc.

Item 1(b)         Address of Issuer's Principal Executive Office

                  11720 Amberpark Drive, Suite 600
                  Alpharetta, Georgia 30004

Item 2(a)         Name of Person Filing

                  General Electric Pension Trust

                  GE Asset Management Incorporated as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts

                  General Electric Company

                  General Electric Capital Services, Inc.

                  General Electric Mortgage Insurance Corporation

                  GE Frankona Ruckversicherungs AG

                                    8 of 17

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  The address of the principal offices of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of GECS is 260 Long Ridge Road, Stamford, Connecticut 06927. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615. The address of the principal offices of GEFR is Maria-Theresia-Strasse 35, D-81675 Munchen, Germany.

Item 2(c)         Citizenship

                  General Electric Pension Trust - New York common law trust
                  GE Asset Management Incorporated - Delaware corporation General Electric Company - New York corporation
                  General Electric Capital Services, Inc. - Delaware corporation

                  General Electric Mortgage Insurance Corporation - North Carolina Corporation
                  GE Frankona Ruckversicherungs AG - Federal Republic of Germany company

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  156880106

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (U.S.C.80a-8)

                                    9 of 17

                  (e) [ ] An Investment Adviser in accordance with ss.240.13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14)
                           of the Investment Company Act of 1940
                           (15 U.S.C. 80a-3)

                  (j) [X]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J)


Item 4            Ownership
                                                           GEPT               GEAM                GE
(a)    Amount beneficially owned                         1,898,700          4,593,467         Disclaimed

(b)    Percent of class                                    2.8%               6.7%            Disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote        None             2,694,767            None

       (ii)   shared power to vote or direct             1,898,700          1,898,700         Disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                  None             2,694,767            None

       (iv)   share power to dispose or to direct
              disposition                                1,898,700          1,898,700         Disclaimed


                                    10 of 17


Item 4            Ownership

                                                       GEFR            GEMI            GECS              GE
(a)    Amount beneficially owned                    119,400.5         63,200        Disclaimed       Disclaimed

(b)    Percent of class                                0.2%            0.1%         Disclaimed       Disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the
              vote                                   119,400.5        63,200           None             None


       (ii)   shared power to vote or direct           None            None         Disclaimed       Disclaimed

       (iii)  sole power to dispose or to
              direct disposition                     119,400.5        63,200           None             None

       (iv)   shared power to dispose or to
              direct disposition                       None            None         Disclaimed       Disclaimed



Item 5           Ownership of Five Percent or Less of a Class

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                 [ ]

Item 6           Ownership of More than Five Percent on Behalf of Another Person

                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not Applicable

Item 8           Identification and Classification of Members of the Group

                 See Introductory Note above

Item 9           Notice of Dissolution of Group

                 Not Applicable

                                    11 of 17

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    12 of 17

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                           GENERAL ELECTRIC PENSION TRUST

                           By:  GE Asset Management Incorporated,
                                its Investment Manager

                           By: /s/ Michael M. Pastore
                              -------------------------------------
                              Name:  Michael M. Pastore
                              Title:  Vice President


                           GE ASSET MANAGEMENT INCORPORATED

                           By: /s/ Michael M. Pastore
                              -------------------------------------
                              Name:  Michael M. Pastore
                              Title:  Vice President


                           GENERAL ELECTRIC COMPANY

                           By: /s/ John H. Myers
                              -------------------------------------
                              Name: John H. Myers
                              Title:  Vice President


                           GENERAL ELECTRIC CAPITAL SERVICES, INC.

                           By: /s/ Jonathan K. Sprole
                              -------------------------------------
                              Name: Jonathan K. Sprole
                              Title: Attorney-in-Fact

                                    13 of 17

                             GE FRANKONA RUCKVERSICHERUNGS AG

                             By: /s/ Kieran Dempsey
                                -----------------------------------
                                Name: Kieran Dempsey
                                Title: Chief Investment Officer


                             GENERAL ELECTRIC
                             MORTGAGE INSURANCE
                             CORPORATION

                             By: /s/ Jerome T. Upton
                                -----------------------------------
                                Name: Jerome T. Upton
                                Title: Vice President


                                    14 of 17

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:
                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Murry K. Stegelmann
                                    James Ungari
                                    Preston Abbott
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)
                                    By: /s/    Nancy E. Barton
                                        --------------------------------------
                                        Nancy E. Barton, Senior Vice President

Attest:
/s/ Brian T. MacAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary


                                    15 of 17

                                                                      Schedule I


                             JOINT FILING AGREEMENT

This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common of Certegy Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2002

                                 GENERAL ELECTRIC PENSION TRUST
                                 By: GE Asset Management Incorporated,
                                     its Investment Manager

                                 By: /s/ Michael M. Pastore
                                    ---------------------------------
                                    Name: Michael M. Pastore
                                    Title:  Vice President



                                 GE ASSET MANAGEMENT INCORPORATED

                                 By: /s/ Michael M. Pastore
                                    ----------------------------------
                                    Name: Michael M. Pastore
                                    Title:  Vice President



                                 GENERAL ELECTRIC COMPANY

                                 By: /s/ John H. Myers
                                    ---------------------------------
                                    Name: John H. Myers
                                    Title:  Vice President

                                    16 of 17

                                GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                By: /s/ Jonathan K. Sprole
                                   ------------------------------------
                                   Name: Jonathan K. Sprole
                                   Title: Attorney-in-Fact



                                GE FRANKONA RUCKVERSICHERUNGS AG

                                By: /s/ Kieran Dempsey
                                   ------------------------------------
                                   Name: Kieran Dempsey
                                   Title: Chief Investment Officer



                                GENERAL ELECTRIC
                                MORTGAGE INSURANCE
                                CORPORATION

                                By: /s/ Jerome T. Upton
                                   ------------------------------------
                                   Name: Jerome T. Upton
                                   Title: Vice President



                                    17 of 17